EXHIBIT 5.2

CONSENT OF TETRA TECH CANADA INC.

We hereby consent to the use of our name contained in the technical report entitled Oxide Tailings Project Prefeasibility Study for the Avino Property, Durango, Mexico, NI 43-101 Technical Report dated February 5, 2024 in the Company's Registration Statements on Form F-10.

TETRA TECH CANADA INC.

Dated: February 12, 2026	By:	/s/ Hassan Ghaffari, P.Eng.
Hassan Ghaffari, P.Eng.